April 1, 2015

Tutor Perini Corporation

15901 Olden Street

Sylmar, CA 91342

Re:  Registration Statement on Form S-8 Relating to the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan

Ladies and Gentlemen:

This opinion is delivered to you in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by Tutor Perini Corporation (the “Company”) on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for registration under the Securities Act of 3,000,000 additional shares of the Company’s common stock, $1.00 par value per share (the “Shares”), issuable pursuant to the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan (the “Plan”).

We have examined the Restated Articles of Organization of the Company, as amended, the Second Amended and Restated By-Laws of the Company and the Registration Statement.  We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents.  In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the terms of any agreement relating to any of the options granted thereunder, will be legally issued, fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

CHOATE, HALL & STEWART LLP